Exhibit (a)(5)(A)

NEWS RELEASE

May 7, 2024

Dominion Energy Commences Cash Tender Offer to Purchase Any and All of Its

Outstanding Series B Preferred Stock

•	On May 6, 2024, the company successfully priced $2 billion of junior subordinated notes (EJSN Offering)

•	The company intends to use proceeds from the EJSN Offering, in part, to purchase Series B Preferred Shares in connection with the cash tender offer

•

The company intends to use remaining proceeds, including the $500 million attributable to the upsized EJSN Offering in excess of the company’s 2024 hybrid financing guidance to repay short-term debt and/or opportunistically retire, redeem or repurchase other outstanding securities, which may include the existing $685 million 2014 Series A Enhanced Junior Subordinated Notes due 2054 which become callable at par in October 2024

•	No change to the company’s existing financial guidance including with regard to earnings, credit, and dividend policy

RICHMOND, Va. – Consistent with guidance provided during its March 1 investor day and first-quarter 2024 earnings call, Dominion Energy, Inc. (NYSE: D) today announced the commencement of a tender offer to purchase for cash any and all of its outstanding 4.65% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value, with a $1,000 liquidation preference per share (Series B Preferred Shares), at a purchase price of $997.50 per share, plus Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the Offer to Purchase) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the Letter of Transmittal and which, together with the Offer to Purchase, constitutes the Offer).

The Offer will expire one minute after 11:59 P.M., New York City time, on June 4, 2024, unless the company extends or earlier terminates the Offer (such time and date, as they may be extended or earlier terminated, the Expiration Date).

The company intends to pay the consideration payable by it pursuant to the Offer, and the fees and expenses incurred by it in connection therewith, with a portion of the net proceeds from the company’s public offering (EJSN Offering) of $2 billion of junior subordinated notes (Notes). The Offer is conditioned upon the satisfaction of certain conditions, including the consummation of the EJSN Offering (Financing Condition). The EJSN Offering priced on May 6, 2024, and is expected to close on May 20, 2024, subject to customary closing conditions, at which time the Financing Condition will be satisfied. In no event will the information contained in this news release, the Offer to Purchase or the Letter of Transmittal regarding the EJSN Offering constitute an offer to sell or a solicitation of an offer to buy any Notes.

The Offer to Purchase sets forth in full the conditions to the Offer, including the Financing Condition. The Offer is not conditioned upon a minimum number of Series B Preferred Shares having been tendered.

As used in connection with the Offer, “Accrued Dividends” means, for each $1,000 liquidation preference of the Series B Preferred Shares, accrued and unpaid dividends from and including December 15, 2023 (which is the most recent dividend payment date with respect to such Series B Preferred Shares), up to, but not including, the Settlement Date (as defined below), assuming for the purposes of the Offer that a dividend for such Series B Preferred Shares had in fact been declared during such period. The date on which the company will pay the aggregate purchase price for all validly tendered and not validly withdrawn Series B Preferred Shares that are accepted for purchase is referred to as the “Settlement Date.” The company expects the Settlement Date will occur promptly following the Expiration Date and acceptance of the Series B Preferred Shares for purchase. The company expects the Settlement Date to be June 6, 2024.

Any Series B Preferred Shares tendered pursuant to the Offer may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.

Upon request, the Offer to Purchase and the Letter of Transmittal will be provided to record holders of Series B Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees and similar persons whose names, or the names of whose nominees, appear on the company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Series B Preferred Shares.

Barclays Capital Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4045 (collect) or Mizuho Securities USA LLC at (866) 271-7403 (toll-free) or (212) 205-7562 (collect). To confirm delivery of Series B Preferred Shares, please contact D.F. King & Co., Inc., which is acting as the tender agent and information agent for the Offer, at (212) 269-5552.

THE COMPANY IS NOT MAKING THE OFFER TO HOLDERS OF SERIES B PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SERIES B PREFERRED SHARES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Series B Preferred Shares. The solicitation and offer to buy Series B Preferred Shares is made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials, which the company has filed with the U.S. Securities and Exchange Commission (SEC) as part of a tender offer statement on Schedule TO. The full details of the Tender Offer, including complete instructions on how to tender Series B Preferred Shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials. Holders of Series B Preferred Shares should carefully read those materials because they contain important information, including the terms and conditions of the Tender Offer. Neither the company nor its board of directors makes any recommendation as to whether to tender Series B Preferred Shares. Holders of Series B Preferred

Shares may obtain free copies of the tender offer statement on Schedule TO, the Offer to Purchase, the Letter of Transmittal and the related materials that were filed by the company with the SEC at the SEC’s website at www.sec.gov or by calling D.F. King & Co., Inc. In addition, holders of Series B Preferred Shares may obtain free copies of the company’s filings with the SEC from the company’s website at www.dominionenergy.com.

About Dominion Energy

About 6 million customers in 15 states energize their homes and businesses with electricity or natural gas from the company (NYSE: D), headquartered in Richmond, Va. The company is committed to providing reliable, affordable, and increasingly clean energy every day and to achieving Net Zero emissions by 2050. Please visit DominionEnergy.com to learn more.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company. The statements relate to, among other things, expectations concerning the settlement of, and consideration to be paid in, the Tender Offer, any use of proceeds from the EJSN Offering and any plans to retire, redeem or repurchase other outstanding securities, which may include the existing $685 million 2014 Series A Enhanced Junior Subordinated Notes due 2054, which are subject to various risks and uncertainties. Factors that could cause actual results to differ include, but are not limited to, the ability to satisfy the conditions to the Tender Offer, including the settlement of the EJSN Offering. Other risk factors relating to the company’s business more generally are detailed from time to time in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. These forward-looking statements speak only as of the date of this Form 8-K. The company assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this release.

For further information:

Media: Ryan Frazier, (804) 836-2083 or C.Ryan.Frazier@dominionenergy.com

Financial Analysts: David McFarland, (804) 819-2438 or David.M.McFarland@dominionenergy.com